                                                                    EXHIBIT 99.1

                                [GRAPHIC OMITTED]

INVESTOR RELATIONS CONTACTS:             PRESS CONTACTS:
Gregg Denny, Chief Financial Officer     David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138              Oneida Ltd. (315) 361-3271


FOR IMMEDIATE RELEASE
---------------------

                  ONEIDA LTD.  COMPLETES REVIEW OF PRIOR RESULTS


ONEIDA, NY- December 5, 2002 - Oneida Ltd. (NYSE:OCQ) today announced that it will restate earnings for the 2000 and 2001 fiscal years and the first three quarters of fiscal 2002, with respect to accounting for costs and related tax effects associated with the August 2000 acquisition of Delco International Ltd. The total downward adjustment of approximately $3.44 million in net income will be within the company's previously announced estimates for the financial review, as disclosed in its November 14, 2002 release.

The downward adjustments to net income will consist of approximately $1.8 million for the 2000 fiscal year; $1.48 million for the 2001 fiscal year; and $160,000 spread equally over the first three quarters of 2002, resulting in 2002 nine-month earnings of $0.37 per share compared to the previously reported $0.38 per share. The changes stemmed from a review by the company involving its independent accountants, PricewaterhouseCoopers LLP, resulting in adjustments of recorded entries under purchase price accounting rules as they apply to the Delco acquisition.

Oneida will file its 10-Q report for the 2002 third quarter on or before December 10, 2002. The company also will file amended 10-K and 10-Q reports as soon as possible.

Based on the findings, the company believes that when the restatements are finalized it will not be in compliance with its loan covenants for the 2001 fiscal year. The company is working with its lenders to obtain waivers.

Oneida Ltd. is a leading manufacturer and marketer of flatware and dinnerware for both the consumer and foodservice industries worldwide. Oneida also is a leading marketer of a variety of crystal, glassware and metal serveware for those industries.

Statements contained in this press release that state that certain results are "expected" or "anticipated" to occur, or otherwise state the company's predictions for the future, are forward looking statements. These particular forward-looking statements and all other statements that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include, but are not limited to: general economic conditions in the Company's markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; unforeseen increases in the cost of raw materials or shortages of raw materials; significant increases in interest rates or the level of the Company's indebtedness; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's major customers; underutilization of the Company's plants and factories; and the amount and rate of growth of the Company's selling, general and administrative expenses.

                                      4